SECURITIES AND EXCHANGE COMMISSION
                 Washington, D. C.  20549

                        FORM S-8
              REGISTRATION STATEMENT UNDER
         THE SECURITIES ACT OF 1933, AS AMENDED

             FAHNESTOCK VINER HOLDINGS INC.
    (Exact name of Issuer as Specified in its Charter)

Ontario, Canada					               98-0080034
(State or Other Jurisdiction of				(I.R.S. Employer
Incorporation or Organization)				Identification No.)


               P.O. Box 2015, Suite 1110
                20 Eglinton Avenue West
           Toronto, Ontario, Canada  M4R 1K8
(Address, including zip code, of registrant's principal executive office)

             FAHNESTOCK VINER HOLDINGS INC.
               1996 EQUITY INCENTIVE PLAN
                (Full title of the plan)


                    Elaine K. Roberts
            Fahnestock Viner Holdings Inc.
             P.O. Box 2015, Suite 1110
             20 Eglinton Avenue West
          Toronto, Ontario, Canada M4R 1K8
            Telephone (416) 322-1515
(Name, address and telephone number, including area code, of agent for service)


Calculation of Registration Fee

Title of Securities to be Registered              Class A non-voting shares
Amount to be Registered                           1,850,000
Proposed Maximum Offering Price per Share(1)      $16.625
Proposed Maximum Aggregate Offering Price         $30,756,250
Amount of Registration Fee(1)                     $9,319

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933 on the basis of the last sale price of the Class A non-voting shares on February 17, 1997 on The New York Stock Exchange.



PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Plan information is contained in the Fahnestock Viner Holdings Inc. 1996 Equity Incentive Plan (the "Plan") and in the individual stock option agreements between Fahnestock Viner Holdings Inc. (the "Company") and the respective participants in with respect to each grant under the Plan . Copies of the Plan may be obtained upon request from the Secretary of the Company.

Item 2.	Registrant Information and Employee Plan Annual Information

Copies of the Company's reports filed with the Securities and Exchange Commission may be obtained from the Secretary of the Company by Plan participants upon written request.


PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The Company's Annual Report on Form 10-K/A for the year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and the description of the Class A non-voting shares (the "Class A Shares") contained in Item 1 of the Company's Registration Statement (No. 33-34251) on Form 20-F filed April 11, 1990 are incorporated herein by reference, and all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this registration statement and prior to the termination of the offering of the Class A Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or supersede, to constitute a part of the registration statement.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Certain legal matters relating to the Class A Shares offered hereby are being passed upon for the Company by Borden & Elliot.

The consolidated financial statements of the Company for the year ended December 31, 1995, incorporated by reference to the Annual Report on Form 10K/A for the year ended December 31, 1995 of the Company have been audited by Coopers & Lybrand, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Item 6.	Indemnification of Officers and Directors

Section 136 of the Business Corporation Act of Ontario (the "OBCA") empowers a corporation, subject to certain limitations, to indemnify its past and present officers and directors against all costs, charges and expenses, including judgments, fines and settlement costs actually and reasonably incurred by them in any suit or proceeding to which they are parties as long as they have acted honestly and in good faith with a view to the corporation's best interest, and, with respect to a criminal or administratrative action or proceeding, as long as they had reasonable grounds to believe their conduct was lawful. The Company's By-laws provide that the Company shall indemnify to the fullest extent permitted by the OBCA each director and officer who is made a party to an action or proceeding by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer. The Company has entered into indemnity agreements with each of its directors providing for such indemnification. The Company has purchased liability insurance for its directors and officers providing aggregate coverage of $10 million per policy year. The premium under the policy is paid by the Company and a deductible of $1 million is payable by the Company.

Item 7. Exemption From Registration Claimed

Not applicable

Item 8. Exhibits

All exhibits are filed herewith unless otherwise indicated. For a list of the Exhibits required by this section, see the Exhibit Index immediately following the signature pages.

Item 9. Required Undertakings

(1) The undersigned Company hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii) To reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(iv) provided, however, that the paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3 or S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of February, 1997.


FAHNESTOCK VINER HOLDINGS INC.
(Registrant)


By: /s/ E. K. Roberts
      E. K. Roberts,
      President, Treasurer,
      Chief Financial Officer


POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Elaine K. Roberts, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature              Title                    Date

/s/ A. G. Lowenthal    Chairman of the Board,   Feb.26/97
A. G. Lowenthal        Chief Executive Officer,
                       Director

/s/ E. K. Roberts      President, Treasurer,    Feb.26/97
E. K. Roberts          Chief Financial Officer,
                       Director

/s/A. W. Oughtred      Secretary, Director      Feb.26/97
A. W. Oughtred

/s/J. L. Bitove        Director                 Feb.26/97
J.L. Bitove

/s/R. Crystal          Director                 Feb.26/97
R. Crystal

/s/K. W. McArthur      Director                 Feb.26/97
K. W. McArthur

/s/B. Winberg          Director                 Feb.26/97
B. Winberg


                   INDEX TO EXHIBITS

Exhibits designated by an asterisk have been heretofore filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act and are hereby incorporated herein by reference to the pertinent prior filing.

Exhibit No.		Description of Exhibit                   Page Number

4(a)   Articles of Incorporation, as
       amended, of Fahnestock Viner
       Holdings Inc. (previously filed
       as an exhibit to Form 20-F for
       fiscal years ended December 31,
       1986 and 1988). *

4(b)   By-Laws, as amended (previously
       filed as an exhibit to Form 20-F
       for the fiscal year ended
       December 31, 1987) *

5      Opinion of Borden & Elliot
       regarding the legality of any
       original issuance of common
       stock being registered

10(b)  Supplemental Legend to
       Fahnestock Viner Holdings Inc.
       1996  Equity Incentive Plan

23(a)  Consent of Coopers & Lybrand

23(b)  Consent of Borden & Elliot
       (included in Exhibit 5)

24     Power of Attorney (included
       on the signature pages of
       the registration statement)